Exhibit 10.2

Internal Correspondence

December 22, 2022

PERSONAL & CONFIDENTIAL

Dear Kim:

Congratulations on your International Assignment! We hope this global opportunity will be both a professionally and personally rewarding experience. This Letter of Assignment (“LOA” or “Agreement”), including Appendices, describes the general terms and conditions applicable to your Assignment, as summarized below:

Home Country:        United States of America
Home Company:    Otis Elevator Company
Host Country:            Switzerland
Host Company:         Otis International Sarl
Reporting To:             Bernardo Calleja

Strategic Assignment Policy
The Otis Strategic Assignment Policy (the “Policy”) governs your Assignment and outlines both the relocation support and on-going Assignment benefits provided to Assignees and their accompanying Eligible Dependents. See Appendix A for a summary of your Assignment allowances.
By signing this Agreement, you agree to adhere to the policies and requirements of the Otis Worldwide Corporation Global Mobility Program. You further acknowledge that you have been provided with and agree to comply with the terms of the Policy. Unless otherwise indicated, capitalized terms have been defined in the Policy.

Assignment Status
You will be assigned to the Host Company. You must abide by all laws in the Host Country and perform duties reasonably assigned to you by the Host Company. It is also expected that you will conduct yourself in a professional manner at all times. While on Assignment, you must comply with all Otis International Trade Compliance (“ITC”) policies and applicable governing laws/regulations, including the obligation to avoid business or other travel to prohibited countries. Otis ITC guidance is available at https://connect.otis.com/legal/Pages/ITC360.aspx

This LOA does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your International Assignment. The duration, terms and conditions of the Assignment are subject to revision in accordance with business needs and changes to the Global Mobility Program or Company policies.

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Internal Correspondence

Your Assignment will commence subject to your returning a signed copy of this LOA, obtaining and/or maintaining all necessary immigration authorizations and medical clearances, and any other approvals as may be deemed necessary by Global Mobility in order to ensure compliance with statutory requirements of the Home and/or Host Country. Subject to the above conditions having been met, your eligibility to receive the ongoing Assignment allowances and benefits described in Appendix A of this document begin with your arrival in the Host Country and end upon completion of your Assignment, as determined by Otis.

If, prior to the end of your assignment, you or any of your Eligible Dependents leave the Host Country for a period of more than 30 consecutive days, your Assignment premiums and allowances will be suspended or reduced to reflect the family size remaining at the host location. Premiums and allowances will be reinstated or adjusted when you and/or your dependent(s) return to the host location. You must notify Global Mobility and your SIRVA Relocation consultant of any extended travel and/or changes to family size, in a timely manner.

Upon successful completion of your Assignment, Otis will relocate you back to your Home Country. Repatriation is contingent upon your independently having obtained and/or maintained all applicable immigration authorizations, medical or other clearances required by the Home Country. Otis is under no obligation to facilitate your admission to Home Country.

Repatriation or relocation to another global assignment location is provided subject to your not having been treated by the Company as terminated for cause. Otis will seek to identify a reasonably equivalent position for you within the organization at the end of your assignment. However, Otis does not guarantee that it will be able to do so or that your employment will continue at the end of your assignment.

Tax Equalization Policy
The Tax Equalization Policy is to support your general tax neutrality and global tax compliance while on Assignment. You acknowledge that you have been provided with, understand and consent and are subject to the terms of the Otis Tax Equalization Policy, version 1.0. By signing this LOA, you expressly authorize the company to withhold any amounts due to the company.

Otis Absolutes and Compliance with Laws
You agree that you are bound by the provisions of the Otis Absolutes and the Otis Corporate Policy Manual. You agree to perform all aspects of your job in accordance with all applicable laws, both in the Home and Host Countries, to strictly follow all workplace safety rules, to protect the property of the company and to maintain the highest standards of personal and professional ethics.

Data Privacy
By signing this Agreement, you confirm your understanding and explicitly agree that the company, its affiliate and/or third parties may, in connection with your employment and/or your International Assignment, collect, use, process, transmit and hold personal data, including sensitive personal data. The data may be in electronic or other form and may be used to

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manage your employment and Assignment arrangements, to comply with legal and regulatory obligations and to fulfil the company’s business or other legitimate interests as required or permitted by law or regulation. Because of the global nature of an International Assignment, your personal data will, subject to applicable law, be transferred internationally to other countries worldwide. This may mean that personal data is transferred to countries, such as the United States, where data servers may be located. Each country provides different standards of legal protection of personal data. All such collection, use, processing, transmission and holding of data will comply with applicable data privacy protection requirements. If you do not want to have your personal data shared, you may choose to not sign this LOA and not be deployed on Assignment.

Intellectual Property
You agree and acknowledge that to the extent allowed by applicable law, all rights, titles and interests in all intellectual property created by you in the course of your International Assignment will belong to the company and/or its affiliates and you will have no right, title, interest, claim or right of sale on such intellectual property rights.

Confidentiality
By signing this Agreement, you agree that any and all company information acquired and known to you shall be deemed strictly confidential. This includes, but is not limited to, intellectual property, patents, copyrights, trade secrets, and all forms of proprietary information (data) created or otherwise obtained by you throughout the course of your employment with Otis. Unless permitted by the company in writing, during the term of this International Assignment or at any time thereafter, you shall not disclose any company information to any legal person, individual or other organization or entity for any purpose and in any manner, nor utilize company information for any purpose other than performing your duties.

By signing this Agreement, you further agree to keep the terms of this Agreement confidential and to not disclose its content to anyone except for purposes of seeking legal or financial advice.

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Internal Correspondence

Governing Law
Your LOA, International Assignment and employment relationship are generally subject to and governed by the laws of the Home Country in accordance with the terms of the Policy.

Thank you for supporting our global initiatives. Best wishes to you in your new Assignment.

Sincerely,

/s/ Kimberly Gosk	December 22, 2022
Kimberly Gosk	Date

Please indicate your agreement by signing below and returning this LOA as soon as possible. This letter shall not be amended or supplemented unless in writing and signed by you and a duly authorized representative of the company.

I have reviewed the general terms and conditions of my International Assignment outlined above (including appendices) and by signing below, accept these conditions.

/s/ Jacinto Vallejo	December 22, 2022
Jacinto Vallejo, VP, Total Rewards	Date

Please scan and return a full signed copy of this Letter to GlobalMobility@otis.com

Inclusions:
Appendix A: Strategic Assignment and Allowance Summary

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Internal Correspondence

APPENDIX A: Strategic Assignment and Allowance Summary

Please review the Strategic Assignment Policy for additional detail regarding the Assignment and relocation support for this Assignment. Some allowances may fluctuate due to exchange rate, data updates or family size changes. Allowances that are calculated on Base Salary are subject to a Policy Maximum of a Base Salary cap of 200,000 USD or local equivalent, as determined at time of payment. Policy benefits are subject to revision based on changes in the duration, terms and conditions of the Assignment.

Assignment Summary
Home Country	United States of America
Host Country	Geneva, Switzerland
Position Title	VP, Human Resources, EMEA
Reporting To	Bernardo Calleja
Anticipated Assignment Start Date	February 1, 2023
Anticipated Assignment End Date	January 31, 2026
Tax Equalization Location	Alpharetta, Georgia; United States of America
Split Family	Yes

Policy Benefit	Amount and Frequency
Relocation Allowance	USD $15,000.00 one-time payment
Mobility Premium	Not applicable to your assignment
Goods and Services Differential (G&S)	USD $3,731.00 per month
Host Country Transportation	As per host country vehicle programs
Host Country Housing* Host Country Utilities	CHF 5.100,00 per month housing budget based on 2-bedroom, unfurnished apartment Eligible for reimbursement of gas, water and electricity charges (capped at CHF 345 per month)

* In consideration of the challenging housing market in Geneva, Temporary Living benefits in the host country will be extended for up to an additional 30 days (maximum of 90 days, total).

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